Exhibit 10.8
AMENDMENT NO. 1
TO THE
VERINT SYSTEMS INC.
STOCK INCENTIVE COMPENSATION PLAN
THIS AMENDMENT NO. 1 TO THE VERINT SYSTEMS INC. STOCK INCENTIVE COMPENSATION PLAN is made effective as of the 23rd day of December 2008 (the “Amendment”), by Verint Systems Inc., a Delaware corporation (the “Company”).
WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company to amend the Verint Systems Inc. Stock Incentive Compensation Plan, originally adopted September 10, 1996 and most recently amended on December 12, 2002 (as amended, the “Plan”) to make technical changes to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”);
WHEREAS, the Board of Directors of the Company has determined that this Amendment may be made without stockholder approval;
NOW, THEREFORE, the Plan is hereby amended as follows:
1.	Section 7B of the Plan is replaced in its entirety with the following:

The initial per share option price of any Option which is not an incentive stock option shall not be less than the Fair Market Value of a share of the Common Stock on the date of grant.

2.	Section 7E of the Plan is hereby amended by replacing the following words in clause (ii) thereof “the average of the bid and asked prices on such exchange at the close of trading on such date” with the following words “the closing sale price on the immediately preceding trading date”.

3.	Section 8C of the Plan is replaced in its entirety with the following:

Amounts equal to any dividends declared during the Deferral Period with respect to the number of shares covered by a Deferred Stock Award will be paid at the same time as the underlying Deferred Stock Award.

4.	The last sentence of Section 8E is replaced in its entirety with the following:

The Committee may, in its sole discretion, accelerate the delivery of all or any part of a Deferred Stock Award or waive the deferral or other limitations or restrictions for all or any part of a Deferred Stock Award; provided, however, if the Deferred Stock Award is subject to prior distribution elections, such Deferred Stock Award will be paid in accordance with such distribution election in compliance with Section 409A.

5.	A new sentence is added to the end of Section 13B as follows:

Notwithstanding any provision of this Plan to the contrary, to the extent an award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control is not described by Section 409A(a)(2)(A)(v) of the Code, then any resulting payment permitted by Section 13 that would be considered deferred compensation under Section 409A of the Code will instead be made to the Participant on the 30th day following the earliest of (A) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A), (B) the date payment would have otherwise been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A), or (C) the Participant’s death.

6.	A new Section 21 is added to the Plan:
21.	Compliance with Section 409A.
A. It is the intention that any amounts payable under this Plan comply with the provisions of Section 409A so as not to subject any Participant to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A. In furtherance thereof, to the extent that any provision hereof would result in any Participant being subject to payment of the additional tax, interest and tax penalty under Section 409A, the Company and the Participant agree to amend this Plan in order to bring this Plan into compliance with Section 409A; without materially changing the economic value of the arrangements under this Plan to the Company or any Participant; and thereafter the Company and any Participant interpret its provisions in a manner that complies with Section 409A. Notwithstanding the foregoing, no particular tax result for any Participant with respect to any income recognized by the Participant in connection with this Plan is guaranteed.
B. Notwithstanding any provisions of this Plan to the contrary, if the Participant is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) at the time of his or her separation from service and if any portion of the payments or benefits to be received by the Participant upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s separation from service and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Participant’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Participant’s “separation from service” (within the meaning of Section 409A) and (ii) the Participant’s death.
Except as specifically amended by this Amendment, the Plan shall remain in full force and effect in accordance with its terms.